Gulf Resources Announces $2 Million Share Repurchase Program

Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company’s Board of Directors has approved a new share repurchase program under which the Company is authorized, but not obligated, to purchase up to $2 million of its issued and outstanding shares of common stock from time to time over the next 12 months. The timing and amount of any repurchase will depend on market conditions, the trading price, and other factors. Such repurchases will be subject to, and executed in compliance with, applicable laws and regulations. The share repurchase program may be suspended, modified or discontinued at any time. The share repurchase program will be funded with the Company’s available working capital. Currently the Company is under its normal operation and does not possess any material non-public information.

Mr. Xiaobin Liu, the Chief Executive Officer of the Company, commented, "The Company’s management team, together with its board of directors, believes that the share repurchase program is in the best interest of the Company and its shareholders. Given our solid market leadership position, strong track record of business expansion, and healthy balance sheet, we believe that our stock is deeply undervalued. Our share repurchase program demonstrates the management's commitment to enhance shareholders value. We are confident about the Company’s future growth."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933, as amended and Rule 3b-6 under the Securities Exchange Act of 1934 as amended, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any of its disclosure.

Contact:

IR Manager
Max Ma
Max_vx@163.com

CEO Assistant
Helen Xu
Beishengrong@vip.163.com